    Exhibit 16.1
April 2, 2025

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Navitas Semiconductor Corporation included under Item 4.01(a) of its Current Report on Form 8-K dated March 27, 2025, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP